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Exhibit 5.1

KUTAK ROCK LLP
SUITE 3100	ATLANTA
1801 CALIFORNIA STREET	CHICAGO
DES MOINES
DENVER, COLORADO 80202-2658	FAYETTEVILLE
KANSAS CITY
303-297-2400	LINCOLN
FACSIMILE 303-292-7799	LITTLE ROCK
NEWPORT BEACH
OKLAHOMA CITY
www.kutakrock.com	OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON

December 21, 2004

Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

        We have served as counsel to Spirit Finance Corporation, a Maryland corporation (the "Company"), in connection with certain matters arising out of the registration of up to 2,100,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the Company's 2003 Stock Option and Incentive Plan (the "Plan"). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

        For the purposes of rendering this opinion, we have examined such corporate records, certificates and other documents of the Company and governmental entities, and have made such examinations of law as we have deemed necessary or appropriate. In addition, in rendering the opinions herein, we have assumed the authenticity of all original documents, the accuracy of copies, the genuineness of signatures, and that the forms of documents supplied to us are substantially identical to those documents which are being or have been executed by or for the benefit of the Company. We have further assumed that the Shares will not be issued in violation of any restriction or limitation contained in the Company's charter or the Plan. In rendering the opinions set forth herein, we have relied, as to factual matters, upon, among other things, certificates of officers of the Company and public officials. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when and to the extent issued in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

        This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.

Very truly yours,
/s/ Kutak Rock LLP
Kutak Rock LLP

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  Exhibit 5.1